Exhibit 15.2

CONSENT OF JUN HE LAW OFFICES, PRC COUNSEL

April 27, 2012

SINA CORPORATION

We hereby consent to references to our name by SINA CORPORATION under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” on Form 20-F for the year ended December 31, 2011.

Yours faithfully,

For and on behalf of

/s/ JUN HE LAW OFFICES

JUN HE LAW OFFICES